EXHIBIT (a)(5)

EXAMPLE OF PERSONNEL OPTION STATEMENT FOR OPTION TENDER OFFER

FOR ILLUSTRATIVE PURPOSES ONLY

First Health Group Corp.
3200 Highland Avenue
Downers Grove, IL 60515-1223
(630)737-7900

AS OF 10/31/2004(a)

First Health Optionholder	ID: 123-45-6789(b)
0000 Main Street

Anytown, IL 60000

(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)	(m)	(n)	(o)

												Gross
											Gross	Total
		Expiration									Realizable	Realizable
Number	Option Date	Date	Granted	Price	Exercised	Vested	Cancelled	Unvested	Outstanding	Exercisable	Gain/Option	Gain

004016	8/22/1995	8/22/2005	50	9.06250	50	50	0	0	0	0	0.000000	0.00
007056	9/17/1996	9/17/2006	100	10.40625	100	100	0	0	0	0	0.000000	0.00
008166	9/16/1997	9/16/2007	200	14.21875	100	200	0	0	100	100	4.531250	453.13
009754	9/17/1998	9/17/2008	200	11.18750	150	200	0	0	50	50	7.562500	378.13
011825	9/21/1999	9/21/2009	200	10.46875	150	200	0	0	50	50	8.281250	414.06
012345	9/19/2000	9/19/2007	200	16.12500	50	200	0	0	150	150	2.625000	393.75
014854	9/25/2001	9/25/2008	100	27.81000	25	100	0	0	75	75	1.250000	93.75
019887	9/18/2002	9/18/2009	125	26.20000	0	94	0	31	125	94	1.250000	156.25
024567	8/15/2003	8/15/2008	100	27.00300	0	33	0	67	100	33	1.250000	125.00
031234	8/19/2004	8/19/2009	90	15.42450	0	0	0	90	90	0	3.325500	299.30

			1,365		625	1,177	0	188	740	552		$2,313.36
EXPLANATIONS:

(a)	This statement summarizes all activity for stock options granted to the First Health Optionholder from their grant date through 10/31/04, and reflects the First Health Optionholder’s current option position with the exception of stock options exercised after 10/31/04.
(b)	The First Health Optionholder’s social security number.
(c)	Unique number assigned to the stock option grant in our stock option accounting system.
(d)	Effective date of the stock option grant.
(e)	Date that the stock options will expire.
(f)	The number of options to purchase shares of First Health common stock granted.
(g)	The fixed cost per share that the First Health Optionholder would pay when exercising the option.
(h)	The cumulative number of options exercised (from their grant date through 10/31/04). Any questions as to the inclusion or exclusion of options exercised on or after 10/31/04 should be referred to Kelley Moore, Stock Plan Administrator at (630) 737-5763.
(i)	The cumulative number of options that have become vested (i.e., available for exercise into shares of First Health common stock) from their grant date through 10/31/04.
(j)	The cumulative number of options that have cancelled from their grant date through 10/31/04.
(k)	Options that are not vested (exercisable) as of 10/31/04 but may become vested in future years.
(l)	The total number of options from the original grant that have not been exercised as of 10/31/04 (column (f) less column (h)).
(m)	The number of vested options that can be exercised as of 10/31/04 (column (i) less column (h)).
(n)	If the exercise price (column (g)) is less than $17.50 you will receive the difference between $18.75 and the exercise price (column (g)). If the exercise price (column (g)) is greater than $17.50 you will receive $1.25 per option outstanding.
(o)	The gain that can be expected by multiplying the number of outstanding shares (column (l) with the gross realizable gain per option (column (n)).

NOTE:	All data have been adjusted, where applicable, for stock splits.